Exhibit 99.1

From:  Jack Powell (media)
             414-221-2361
             jack.powell@we-energies.com

            Colleen Henderson (analysts)
            414-221-2592
            colleen.henderson@we-energies.com

July 31, 2003

Wisconsin Energy Reports Higher Second Quarter, Six-Month Results

MILWAUKEE -- Wisconsin Energy Corporation (NYSE:WEC) today reported second quarter net income of $49 million, or $0.42 per share, compared with net income of $45 million, or $0.39 per share, in the second quarter of 2002. In addition, the company posted substantially higher earnings for the first half of 2003.

Wisconsin Energy's positive second quarter results were driven largely by continued revenue and earnings growth in the company's pump manufacturing business, as well as improved financial performance at the company's recycling and real estate businesses. These factors offset lower earnings from WEC's utility business which was adversely impacted by unseasonably cool weather during the spring and early summer and higher fuel costs. Consolidated net income was up $4 million for the quarter ended June 30, 2003.

"Our second quarter results indicate that we are managing our businesses effectively in a challenging business environment," said Richard A. Abdoo, Wisconsin Energy's chairman and chief executive officer. "We are pleased with the results we have achieved both for the quarter and for the first six months of the year, as well as with the progress we have made in executing our Power the Future plan."

Year-to-date earnings through June 30, 2003 were $141 million, or $1.20 per share. The results compare with earnings of $41 million, or $0.35 per share for the same period a year ago. Several factors drove the improved results, including Wisconsin Energy's recognition of an asset valuation charge of $92 million after tax, or $0.79 per share, during the first quarter of 2002 that did not recur in 2003, strong manufacturing segment performance, lower interest rates and reduced debt levels.

Conference Call

A conference call is scheduled for 1:00 p.m. Central Daylight Time (CDT) on Thursday, July 31, 2003. The presentation will review 2003 second quarter earnings and discuss the company's outlook for the future.

All interested parties, including shareholders, reporters and the general public, are invited to listen to the presentation. The conference call can be accessed by dialing 1.800.360.9865 up to 15 minutes before the call begins. There is no password required. Access also can be gained through the company's Web site (www.WisconsinEnergy.com) by clicking on the icon for the "2003 Second Quarter Conference Call." In conjunction with this earnings announcement, Wisconsin Energy has posted on its Web site detailed financial information on its second quarter performance. The materials will be available at 7 a.m. CDT July 31. An archive of the presentation will be available on the Web site after the call.

All earnings per share numbers listed in this news release are on a diluted basis.

Wisconsin Energy Corporation (NYSE: WEC) is a Milwaukee-based Fortune 500 holding company with utility and non-utility subsidiaries. The company, through We Energies and its utility subsidiary, Edison Sault Electric Company, serves more than one million electric customers in Wisconsin and Michigan's Upper Peninsula and 980,000 natural gas customers in Wisconsin. We Energies is the trade name of Wisconsin Electric Power Company and Wisconsin Gas Company, the company's principal utility subsidiaries. Its non-utility businesses include energy development, pump manufacturing, recycling and renewable energy and real estate development. One of the Midwest's premier energy companies, Wisconsin Energy Corporation (www.WisconsinEnergy.com) has 9,000 employees, 67,000 shareholders and more than $8 billion in assets.

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED INCOME STATEMENTS
(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
	(Millions of Dollars, Except Per Share Amounts)

Operating Revenues	$914	$871	$2,143	$1,857

Operating Expenses
Fuel and purchased power	139	142	278	290
Cost of gas sold	144	99	539	298
Cost of goods sold	152	142	283	256
Other operation and maintenance	260	275	533	522
Depreciation, decommissioning
and amortization	83	79	165	157
Property and revenue taxes	20	22	41	45
Asset valuation charges	-	-	-	142
Total Operating Expenses	798	759	1,839	1,710

Operating Income	116	112	304	147

Other Income, Net	13	16	21	40

Financing Costs	55	57	107	116

Income Before Income Taxes	74	71	218	71

Income Taxes	25	26	77	30

Net Income	$ 49	$ 45	$ 141	$ 41
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Earnings Per Share
Basic	$0.42	$0.39	$1.21	$0.36
Diluted	$0.42	$0.39	$1.20	$0.35

Weighted Average Common
Shares Outstanding (Millions)
Basic	116.7	115.3	116.4	115.2
Diluted	117.9	116.4	117.4	116.2

Dividends Per Share of Common Stock	$0.20	$0.20	$0.40	$0.40

WISCONSIN ENERGY CORPORATION
SUMMARY OF CONSOLIDATED CONDENSED EARNINGS
(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
	(Millions of Dollars)

Operating Income

Utility Energy Segment	$ 91	$ 98	$271	$270

Manufacturing Segment	24	22	39	29

Non-Utility Energy Segment	(3)	(2)	(9)	(130)

Corporate and Other	4	(6)	3	(22)

Total Operating Income	116	112	304	147

Other Income, Net	13	16	21	40

Financing Costs	55	57	107	116

Income Before Income Taxes	74	71	218	71

Income Taxes	25	26	77	30

Net Income	$ 49	$ 45	$141	$ 41
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